Exhibit 10.2

SECOND LINE OF CREDIT LOAN AGREEMENT AND PROMISSORY NOTE

$ 7,368,421.05	Date: February 23, 2012

This Second Line of Credit Loan Agreement and Promissory Note (“Second Note”) is entered into by and between VelaTel Global Communications, Inc., a Nevada corporation (“VelaTel”), and Isaac Organization, Inc., a Canadian corporation organized under the laws of Ontario, (“Isaac”), or its assigns, as of February 23, 2012 (“Effective Date”). VelaTel and Isaac are each sometimes referred to individually in this Second Note as a “Party” and, together, as “Parties.”

RECITALS

A.               Contemporaneously with this Second Note, the Parties are entering into an agreement to increase and extend a previous Line of Credit Loan Agreement and Promissory Note (“First Note”) and to cancel a previous Stock Purchase Agreement (“SPA”) between them.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties to this Second Note agree as follows:

AGREEMENT

1.                FOR VALUE RECEIVED, VelaTel promises to pay to the order of Isaac the principal sum of Seven Million Three Hundred Sixty-Eight Thousand Four Hundred Twenty-One and 05/100 U.S. Dollars ($7,368,421.05), or so much thereof as may be disbursed to, or for, the benefit of VelaTel by Isaac, in Isaac’s discretion and subject to Isaac’s approval of budgets identifying VelaTel’s proposed use of each funding request.

2.                RIGHT TO CONVERT. The Parties agree to add a conversion feature granting Isaac an option to at any time convert all or any portion of the balance of principal and interest due under this Second Note to shares of VelaTel’s Series A common stock (“Shares”) to Isaac or any of its assigns. The details of the conversion feature will be agreed to between the Parties when VelaTel has additional authorized Shares available for issuance.

3.                LOAN SETUP FEE. From each Funding Request pursuant to this Second Note, Isaac shall retain 5% of the amount requested (“Holdback”) as a set-up fee and compensation for Isaac’s due diligence in connection with the Second Note. Each Holdback shall, nonetheless, be added to the principal balance and shall accrue interest along with the amount actually disbursed and outstanding from time to time. The principal sum of this Second Note includes a Holdback on total potential disbursements of $7,000,000.00.

4.                DUE DATE. The principal balance and accrued interest of this Second Note shall be due and payable on December 31, 2012 (“Second Note Due Date”). There shall be no penalty for early repayment of all or any part of the principal and accrued interest on this Second Note.

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5.                INTEREST AND PRINCIPAL OF THE SECOND NOTE: The unpaid principal of the Second Note shall bear simple interest at the rate of ten percent (10%) per annum. Interest shall be calculated based on the principal balance, as may be adjusted from time to time to reflect additional advances and/or partial repayments made pursuant to this Second Note. Interest on the unpaid principal balance of this Second Note shall accrue but shall not be due and payable until such time as the principal balance of this Second Note becomes due and payable.

6.                ASSIGNMENT. Isaac shall have the right to assign its rights under this Second Note in whole or in part.

7.                NOTICE: All notices and other communications given or made pursuant to this Second Note (“Notice”) shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the Party to be notified; (ii) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth on the signature page, or to such email address, facsimile number or address as subsequently modified by Notice given in accordance with this Section.

8.                DEFAULT: VelaTel shall be in default of this Second Note on the occurrence of any of the following events: (i) VelaTel shall fail to meet its obligation to make the required principal or interest payments hereunder; (ii) VelaTel shall be dissolved or liquidated; (iii) VelaTel shall make an assignment for the benefit of creditors or shall be unable to, or shall admit in writing their inability to pay their debts as they become due; (iv) VelaTel shall commence any case, proceeding, or other action under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, or any such action shall be commenced against the undersigned; (v) VelaTel shall suffer a receiver to be appointed for it or for any of its property or shall suffer a garnishment, attachment, levy or execution; or (vi) failure to increase authorized Shares to allow Isaac to convert.

9.                REMEDIES: Upon default of this Second Note, Isaac may declare the entire amount due and owing hereunder to be immediately due and payable. Isaac may also use all remedies in law and in equity to enforce and collect the amount owed under this Second Note.

10.             ATTORNEY FEES: If any action at law or in equity is necessary to enforce or interpret the terms of any of this Second Note, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

11.             WAIVER: VelaTel hereby waives demand, presentment, notice of dishonor, diligence in collecting, grace and notice of protest.

VELATEL: VELATEL GLOBAL COMMUNICATIONS INC.	ISAAC: ISAAC ORGANIZATION, INC.
By: /s/ George Alverez______________________ George Alvarez, its Chief Executive Officer	By: /s/ Antonios Isaac____________________________ Antonios Isaac, its Chief Executive Officer
12526 High Bluff Drive, Suite 155 San Diego, CA 92130, USA Facsimile: 760.230.7042 Email: galvarez@velatel.com	105 Schneider Road Ottawa, Ontario K2K 1Y3, CANADA Facsimile: 613.254.8912 Email: tony@isaac.com

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